SUB-ITEM 77H (b)

Gregg Summerville ceased being a controlling person of Kirr, Marbach & Company, LLC, (the “Adviser”) on June 1, 2005 when his ownership interest transferred back to the Adviser, primarily to Mark Foster and Mickey Kim.